Scott R. Whitney
24911 Goldcrest Drive
Bonita Springs, FL  34134

April 19, 2011

JD Alexander
President and CEO
Alico, Inc.
640 South Main St.
LaBelle, FL  33935

Dear JD:

I  hereby resign my position as Senior Vice President and Chief Financial Officer of Alico, Inc. and any subsidiary I currently serve in that capacity, effective upon the earlier of (i) filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 (currently planned for May 10, 2011); or (ii) the Company’s appointment of a successor.

For the record, my decision is based on personal reasons and I believe it is in Alico’s best interest that I step aside at this time.  I have no disagreement with management, nor am I aware of any accounting or financial issue that you are not already apprised of.

I appreciate the opportunity to have served you.

Sincerely Yours,

/s/ Scott R. Whitney
Scott R. Whitney